 Exhibit 10.1

English Translation
of
Equity Transfer Agreement

Among

Business Opportunity Online (Hubei )
Network Technology Co., Ltd.
Liu Yihong

Wei Yanmin

And

 Sou Yi Lian Mei Network Technology (Beijing) Co. Ltd.

December 15, 2011

Equity Transfer Agreement

This Equity Transfer Agreement (“this Agreement”) is signed by the following parties on December 15, 2011 (the “Execution Date”), in the People’s Republic of China (“PRC”):

Party A:
Business Opportunity Online (Hubei) Network Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC with its registered office at Xiao Tian Industrial Park (Building No.5 of Silver Lake Technology Industrial Park), Xiao Gan Economic Development Zone and its registered number of 420900000006806 ( “Party A”).

Party B:	Liu Yihong, PRC citizen, Identity No.: 441781198110075981.

Party C:	Wei Yanmin, PRC citizen, Identity No.: 450322198201106587 (Party B and Party C are collectively referred to as “Transferors” or “Existing Shareholders”).

Party D:
Sou Yi Lian Mei Network Technology (Beijing) Co. Ltd.), a limited liability company incorporated according to PRC law, with its registered capital of RMB 1,000,000  Yuan and its registered number of 110108010559459 (the “Company” or “Target Company”).

In this Agreement, Party A, Party B, Party C and Party D are respectively referred to as “each party” and collectively referred to as “the parties”.

Whereas：

A.
The Company is a duly incorporated and validly exists as a limited liability company under the laws of the PRC with its registered capital of RMB 1,000,000 Yuan, which has been fully contributed. Its main business is Internet content services (except for news, publication, education, healthcare, medication, medical apparatus and BBS), advertising agency and publication service and other relevant technical support service and value – added service.

B.
Party B contributes RMB 990,000 Yuan to hold 99% of the equity of the Company; Party C contributes RMB 10,000 Yuan to hold 1% of the equity of the Company; Party B and Party C collectively hold 100% of the equity of the Company.

C.	Party A intends to purchase 51% of the equity interest of the Target Company respectively from Party B (50%) and Party C (1%).

The parties hereby agree to reach the following agreements:

Section 1 Definition and Interpretation

1.1	Definition. Unless otherwise specified herein, the following terms shall have the meanings defined hereunder:

(1)	“Target Equity” means 51% equity of the Target Company held by the Transferors which is to be transferred to Party A according to this Agreement.

(2)	“Consideration” means the transfer price for the Target Equity.

(3)	“Key Employees” means the employees of the Target Company and its Branches and Subsidiaries listed in Appendix I.

(4)
“Trade Secrets” means all the information that is relevant to (i) the know-how information and business information of the Company and its Branches and Subsidiaries, and (ii) the transfer of the Target Equity, including but not limited to the following: relevant contracts, agreements, researches and developments, exclusive information, designs, specifications, customer lists, supplier lists, partner lists, documents relevant to pricing and cost, business and marketing plans, and advices, etc.

(5)
“Intellectual Property Right” means the ownership or exclusive right of the following: (i)  inventions (whether or not to be registered as patents) and relevant improvement; patents, patent applications and publication; (ii) trademarks, identifications, service marks, trade names, company name and its translation; (iii) all kinds of works involving any copyright, copyright application, registration and renewal; (iv) computer software (including data and documents) and relevant improvement and upgrade; (v) other exclusive rights; (vi) websites, name of website, domain names; and (vii) copies and carriers of the aforementioned intellectual property.

(6)
“Related Party” means that in case of a legal person or non-legal person (the “Person”), (i) the entities or persons that own or substantially control the Person; (ii) the entities that are owned or substantially controlled by the Person; (iii) the entities that are owned or substantially controlled by the same entity or person with the Person; (iv) the board members, supervisor, senior officers, headmaster of the Person; and (v) the entities that are owned or substantially controlled by the above persons as listed in (iv). A Related Party in the form of legal person is also referred to as “Related Company”.

(7)
“Branches and Subsidiaries” mean the companies that the Company directly or indirectly owns more than 50% equity, or substantially owns more than 50% voting right or control right in any other ways, and the branches of the Company and the aforementioned subsidiaries.

(8)
“Primary Business” means the business that the Target Company and its Braches and Subsidiaries are operating as of the Closing Date and thereafter, including but not limited to the following: Internet content services (except for news, publication, education, healthcare, medication, medical apparatus and BBS), advertising agency and publication service, other relevant technical support service and value-added service.

1.2	Interpretations. When interpreting this Agreement, please notice that:

(1)	Sections, articles, items and paragraphs are only set up for reading convenience and shall not affect the interpretation of this Agreement.

(2)	“The clauses and appendixes” means the clauses and appendixes of this Agreement. Unless otherwise specified, the phrase “this Agreement” herein shall include the appendixes to it.

(3)	Unless otherwise specified, any laws herein shall include all regulations and rules promulgated under them.

(4)
In the event that any terms or provisions of this Agreement are found to be invalid or unenforceable under certain cases or in certain jurisdiction, the validity and enforceability of the remaining terms and provisions of this Agreement shall not be affected, nor the validity and enforceability of such terms or provisions in other cases or other jurisdictions.

Section 2 Equity Transfer

2.1
Transfer of the Target Equity. The Transferors agree to transfer to Party A, and Party A agrees to purchase from the Transferors, 51% of the equity interest of the Target Company. Party A shall become the holder of the Target Equity and enjoy the corresponding rights and obligations as a shareholder from the date on which the transfer of the Target Equity is completed (subject to the change of registration with relevant administrative bureau for industry and commerce). After the completion of the transfer of the Target Equity, the shareholding structure of the Company shall be as follows:

Shareholder	Registered Capital(RMB yuan)	Percentage
Business Opportunity Online (Hubei) Network Technology Co., Ltd.	510,000	51%
Liu Yihong	490,000	49%
Total	1,000,000	100%

2.2
No Liabilities. Party A shall not be liable for any indebtedness and liability of the Existing Shareholders and the Target Equity which exist or generate prior to the Closing Date, and the Existing Shareholders shall be liable for the indebtedness and liabilities of the Target Equity which exist prior to the Closing Date, or arises after Closing Date due to certain causation that already exist prior to the Closing Date, whether current or potential, known or unknown, accumulated or non-accumulated, expired or undue, including but not limited to: (i) any liability, indebtedness and taxation payable relevant to the Existing Shareholders and Target Equity prior to or as of the Closing Date; (ii) any pending litigation, arbitration, administrative penalty or other legal proceedings relevant to the Target Equity prior to or as of the Closing Date; (iii) any claim, liability, obligation, liquidated damage, loss, sentence, legal action, litigation, proceedings, arbitration on the Target Equity that are brought about by any third party. In the event that Party A is involved into any litigation, arbitration, administration penalty or other legal proceedings or suffers any loss thereof, Party A will inform the Transferors in a timely manner and provide relevant reasonable assistance, and the Transferors shall be in charge of and shall deal with relevant legal proceedings, and shall indemnify Party A for any losses incurred thereby.

2.3
Further actions. Notwithstanding the above, at any time after the Closing Date, the Existing Shareholders agree to facilitate the Target Company, along with its Branches and Subsidiaries, to take all reasonably necessary actions, to ensure that Party A will enjoy all relevant interest in the Target Equity after Closing Date.

Section 3 Consideration

3.1	Consideration.

The Consideration for the Target Equity under this Agreement is RMB 51,600,000 Yuan (equivalent to $8,000,000 US Dollars according to an exchange rate of 6.45, which is an average figure during the period from March to November of 2011 as announced by State Administration of Foreign Exchange, and the consideration amount is in RMB and the US Dollars amount is only cited as a reference). The Consideration shall be distributed in proportion among the Transferors according to their shareholding. Party A has no obligation to pay the Transferors for the Target Equity other than the Consideration stipulated herein.

3.2	Payment of Consideration.

The parties agree that, (1) Party A shall remit a deposit of RMB 5,000,000 Yuan (the “Deposit”) to the account designated by the Transferors within five (5) working days from execution of this Agreement; (2) Party A shall remit the rest of the Consideration to the account designated by the Transferors as of the Closing Date, and the Transferors shall provide Party A with a written receipt for the Deposit and Consideration respectively upon receipt.

3.3	Performance Threshold.

(1)
The Transferors shall be responsible to register the equity transfer under this Agreement with the relevant administrative bureau for industry and commerce. Meantime, Party B shall pledge the remaining 49% of the equity interest of the Target Company he holds (the “Pledged Equity”) to Party A and shall register the aforementioned pledge with the relevant administrative bureau for industry and commerce, as a guarantee for Party B’s payment of “2012 Cash Compensation” and performance of other obligations by the Transferors hereunder.

(2)
The Existing Shareholders agree to ensure that the audited net profit after tax of the Target Company (the “Actual Net Profit of 2012”) in the fiscal year of 2012 reach RMB 15,800,000 Yuan (the “2012 Performance Threshold”)

(3)
In the event that the Actual Net Profit of 2012 is less than 95% of the 2012 Performance Threshold, Party B agrees to compensate Party A with cash, which means, Party B shall pay Party A the amount of RMB equivalent to the shortfall between 95% of 2012 Performance Threshold and the Actual Net Profit of 2012 (which shortfall amount shall be referred to as the “2012 Cash Compensation”). The parties shall confirm in writing whether or not Party B shall compensate Party A and the amount of the compensation (if any) based on the audit report and this Agreement within fifteen (15) working days after the completion of 2012 audit of the Company. Party B shall remit full amount of the 2012 Cash Compensation to the account designated by Party A within fifteen (15) working days following the confirmation of the amount of the 2012 Cash Compensation (if any). Party A shall cancel the pledge of 49% equity and assist Party B in the change of registration within thirty (30) working days following the confirmation that Party B does not need to pay the 2012 Cash Compensation or Party A’s full receipt of the 2012 Cash Compensation.

(4)	The net profit of the Target Company shall be determined by audit report issued by an independent auditor collectively designated Party A and Party B. The audit fee shall be borne by the Company.

                               Section 4 Closing

4.1
Closing. The closing of the transactions under this Agreement (the “Closing”) shall take place at the place the parties agree within fifteen (15) working days following the satisfaction or waiver of each condition as set forth in Article 5.1 (the “Closing Date”). Party A has the right to request Party B to provide reliable evidences which are acceptable to Party A proving that all conditions set forth in Article 5.1 have been satisfied as of Closing.

In the event that certain conditions set forth in Article 5.1 have not been satisfied as of Closing, the parties agree to negotiate whether to conduct the Closing by Party A’s waiving of such conditions or to postpone the Closing, which shall be confirmed by Party A in writing. In the event that Party A does not agree to waive such conditions or to postpone the Closing, the parties shall negotiate to find out a solution or shall terminate this Agreement. In this event, all the fees and losses incurred by Party A in relating to negotiation and execution of this Agreement shall be borne by the Existing Shareholders and the Target Company.

4.2
Delivery. The Transferors shall deliver all the software source codes and relevant documents of the Target Company, and other documents and materials that Party A reasonably shall have requested as of or prior to Closing.

4.3
Remedial Measures. Notwithstanding the above, Party A shall have the right to notice the Transferors to make commitment or take remedial measures within a required period of time whenever Party A finds that there is any breach by the Transferors. In the event that the Transferors fail to take remedial measures satisfied to Party A within the required period of time, Party A shall have the right to require the Transferors to compensate for the losses incurred by it.

Section 5 Conditions Precedent to Closing

5.1	Unless waived by Party A in writing, all the obligations of Party A under this Agreement shall be conditioned upon the fulfillment of the following conditions by Party A:

(1)	This Agreement and its appendixes (if any) shall have been formally executed by the parties.

(2)	The representations and warranties in section 6 of this Agreement shall be accurate, true and complete in all material respects.

(3)	The financial, tax, business and legal due diligences on the Target Company conducted by Party A shall have been completed and the results of such due diligence are accepted and confirmed by Party A.

(4)
The accounting firm designated by Party A shall have completed the review of the Target Company’s financial statements of fiscal year 2010 and the first three quarters of fiscal year 2011 to the satisfaction of Party A.

(5)	This Agreement and all the transactions contemplated herein shall have been approved and authorized by the shareholders and/or the board of directors of Party A (if applicable).

(6)
The shareholders of the Target Company shall have signed relevant regulations and officially authorized the execution of this Agreement and the performance of transactions contemplated herein; the Existing Shareholders have waived their rights of first refusal in writing.

(7)
The board of directors of Target Company and its subsidiaries shall have been elected three (3) members consisting two (2) members appointed by Party A and one (1) member appointed by Party B, and the chairman of the board shall be one of the members appointed by Party A.

(8)
The Target Company shall have adopted new articles of association (specifying Party A holds 51% equity of the Company and other relevant information as required by Party A) and registered the equity transfer, modifications of articles of association and update of board of directors with administrative bureau for industry and commerce, and has obtained a new business license and provided the same to Party A.

(9)
The remaining 49% of the equity interest of the Target Company of Party B shall have been pledged to Party A. The registration of the aforementioned pledge with administration bureau for industry and commerce administration shall have been completed and the notice of registration of pledge shall have been provided to Party A.

(10)
There shall have no any known or rationally expected event or situation which has material adverse effect on the transactions under this Agreement as of the Closing Date. No event or change that has material adverse effect on the assets, business, finance situation and staff of the Target Company has occurred.

(11)
The actions of the Transferors that shall have been taken or are to be taken to complete the transactions contemplated under this Agreement, and all the certificates, papers and other documents needed for completion of the same, are to the satisfaction of Party A.

(12)	Party A shall have received a PRC legal option regarding the Target Company, Target Equity and the transactions under this Agreement from a PRC lawyer, to the satisfaction of Party A.

(13)
All employees of the Target Company and its subsidiaries shall have signed written labor contracts with the Company in the form and substance satisfactory to Party A; the key employees listed in Appendix I hereto shall have signed labor contracts (the term of which is no less than 2 years) and confidentiality and non-competition agreements with the Target Company, which contracts and agreements shall have been approved or confirmed by Party A.

(14)
The Existing Shareholders’ execution of this Agreement and performance the obligations thereof shall have been approved by relevant governmental authorities and third parties (if necessary), and as of the Closing Date, (a) there have not been any pending or potential actions or proceedings taken by PRC governmental authorities to limit or forbid the completion of the transactions under this Agreement, (ii) there have not been any laws and regulations promulgated by any competent PRC governmental authorities which may cause the completion of this Agreement illegal.

Section 6 Representations and Warranties

6.1	Representations and warranties of Party A:

(1)	Party A is a duly incorporated and validly exists as a limited liability company under the laws of the PRC.

(2)	Party A has the capacity to execute and perform this Agreement.

6.2
The Representations and Warranties of the Existing Shareholders and the Target Company. The representations and warranties of the Existing Shareholders and Target Company as of the Execution Date and the Closing Date are as follows:

(1)
The Target Company is duly incorporated and validly existing under the laws of the PRC; the registered capital of the Target Company has been fully contributed and has not been withdrawn or used for the purposes other than the operation of the Target Company. The Transferors have the requisite capacity and authority to execute and perform this Agreement, and has the capacity and right to transfer the Target Equity.

(2)
The Primary Business of the Target Company is in accordance with its registered scope of business as stipulated in its business license, and the Target Company has not operated other types of business beyond its registered scope of business.

(3)	The equity of the Target Company is free and clear of any mortgage, pledge, lien, encumbrance, claim, third party rights and priority rights.

(4)
This Agreement consists, when executed, valid and binding obligations of the Target Company and the Existing Shareholders, enforceable against the Target Company and the Existing Shareholders in accordance with its terms.

(5)
The execution and performance of this Agreement by the Target Company and the Existing Shareholders do not and will not (i) violate any laws, regulations and rules, and any relevant governmental authorities’ approvals and authorizations; (ii) conflict with or result in a material breach or violation of any terms or provisions of any agreement or other instrument to which it is a party; (iii) violate the articles of association or other constitutional documents of the Target Company, and is not subject to consent of any other person.

(6)
Neither the Target Company nor any Existing shareholders have been informed of being in violation of any applicable PRC law or regulation; no governmental authorities have taken or, or to the Existing Shareholders’ best acknowledge, may take or begin to take any legal action, suit, procedure, hearing, investigation, accusation, request, inform or inquiry on any of such violation.

(7)
The Target Company is not in a status of insolvency, nor has the Target Company failed to pay debt that is due, and no event which may cause liquidation or bankruptcy of the Target Company has occurred.

(8)
The Target Company has obtained all valid and lawful certificates, licenses, approvals, registrations, qualifications and other authorizations which are necessary for the operation of its Primary Business and assets. To the best knowledge of the Existing Shareholders, they are not aware of any reason that would cause such authorizations to be revoked, suspended, cancelled, withdrawn or cannot be renewed upon expiration.

(9)
The Target Company legally possesses and operates its assets and business which are functioning in a normal and good working condition as of the Closing Date. Except for the fair wear and tear, its assets have not damaged, broken or lost, and its business has not been adversely affected. The Company’s assets and business is free and clear of encumbrance and claims which may have adverse effect.

(10)
The Existing Shareholders do not hold any equity, share, ownership interest or exclusive rights of or work in any company, partnership, corporation, trust, joint enterprise or any other entities which compete with the Target Company.

(11)
All the significant documents, representations and information related to this Agreement and the transactions contemplated herein that are owned by the Existing Shareholders, Target Company and Related Parties have been truly, accurately and fully disclosed to Party A. The documents provided to Party A do not include any misrepresentation.

(12)	The Target Company has not operated business or concluded any other transactions in a way different from that in its past ordinary course of business.

(13)	No agreement which has significant adverse effect on the Target Company has been executed, revised, extended or terminated by the Existing Shareholders and Target Company.

(14)	Intellectual Property Right

a)
As of the Closing Date, (i) the Existing Shareholders, the Target Company and the Related Parties have not infringed, theft, tort or conflicted with any third party’s intellectual property right and (ii) the board of directors, senior managers and employees of the Target Company have not been accused, sued, or have requested or received any notice claiming their infringement, theft, tort or violation of any third party’s intellectual property right.

b)
As of the Closing Date, the intellectual properties of the Target Company are not subject to any injunctions, judgments, orders, verdicts, arbitrations or accusations; there are no pending or potential legal actions, litigations, proceedings, hearings, investigations, accusation or claims which challenge the legality, validity, actionability, or ownership of such intellectual properties.

(15)
All the material facts related to the Target Equity have been disclosed to Party A. All information provided to Party A by the Existing Shareholders, the Target Company, the Related Parties and their representatives during or before the negotiation are true and complete.

(16)	Finance and Taxation

a)
The Target Company has (i) established account book, accounts and other financial records in accordance with PRC GAAP, and (ii) calculated and recorded the financial performance from the date of incorporation to the Closing Date veritably and fairly.

b)
There has not been (i) any dispute, suit, administrative requirement, investigation, penalty or enforcement measure regarding taxation matters (including but not limited to tax declaration, implementation of tax policy, benefits of tax preference and payment) to which the Target Company is a party, (ii) any situation under which the aforementioned dispute, suit, administrative requirement, investigation, penalty or enforcement measure regarding taxation matters may arise. In the event that the aforementioned items arise, the Existing Shareholders shall be liable and shall fully and unconditionally indemnify the Target Company and/or Party A for all the losses.

(17)
The Target Company has fully and legally contributed social insurance and housing fund for all of its employees ever since its establishment. In the event that the Target Company and/or Party A and/or Party A’s related parties suffer any loss or decrease in value due to the Target Company failure to contribute any social insurance or housing fund for its employee during the period from the establishment of the Target Company to Closing Date, the Existing Shareholders shall be liable and shall indemnify the Target Company and/or Party A and/or Party A’s related parties for all the losses occurred thereby.

(18)
The Target Company has entered into written labor contracts, confidentiality and non-competition agreements with all the employees according to applicable laws and regulations. In the event that the Target Company and/or Party A and/or Party A’s related parties suffered any loss or decrease in value due to that (i) the Target Company fails to execute written labor contracts with any of its employees, or (ii) the aforementioned contracts and agreements are in violation of the relevant PRC laws and regulations, the Existing Shareholders shall be reliable and shall indemnify the Target Company and/or Party A and/or Party A’s related parties for all the losses occurred thereby.

(19)
As of the Closing Date, the Target Company has (i) no outstanding debt, borrowings or any other liabilities to banks, companies or other persons; (ii) made no guaranties for any person or company; (iii) not extended any loans to any entity or person except for reasonable office expenses paid in advance.

(20)
As of the Closing Date, the Target Company has not been involved in any administrative investigation, penalty, suit, arbitration or dispute; there is no pending judgment, arbitration, penalty, indemnification or orders to which the Target Company is a party.

(21)
Each representation and warranty set forth in this Article 6.2 shall be explained separately and independently, and unless otherwise stipulated expressly, shall not be limited by referring to any other section of this Agreement or any other items in any other agreement.

6.3
Special Indemnification. Regardless whether having been disclosed to Party A in written form or not, the Existing Shareholders shall be liable and shall indemnify the Target Company and/or Party A for any loss, liability and risk occurred in related to the following issues that already existed prior to the Closing Date:

(1)	Any loss, liability and risk arises at any time due to the Target Company and/or its Branches and Subsidiaries’ failure to pay housing fund for its employees;

(2)	Any loss, liability or risk arises at any time due to the Target Company and/or its Branches and Subsidiaries’ failure to enter into written labor contracts with its employees; or

(3)	Any loss, liability or risk arises due to the Target Company’s failure to renew ICP License at any time.

Section 7 Taxations and Fees

7.1
Unless otherwise stipulated by relevant laws or agreed by the parties in this Agreement, each party of this Agreement shall be respectively responsible for its taxes related to the transactions under this Agreement. Party A shall be entitled to withhold any tax for the Transferors if so required by law.

7.2
Each party of this Agreement shall be respectively responsible for the expenses and fees paid for negotiation, preparation and execution of this Agreement and obtaining relevant approval, including the reasonable expenses and fees paid to its counsels, accountants and other professional persons.

7.3
Notwithstanding the above, in the event that the transactions under this Agreement is not closed due to that the representations and warranties of the Existing Shareholders set forth in Article 6.2 are false, incomplete, and/or misleading, all the out-of-pocket expenses and fees that Party A has spent for the negotiation, preparation, execution and other relevant issues of this Agreement shall be compensated jointly by the Target Company and the Existing Shareholders.

Section 8 Covenants

8.1	General Covenants of the Existing Shareholders. From the Execution Date, the Existing Shareholders shall:

(1)	not transfer or dispose the equity of the Target Company directly or indirectly without prior written consent of Party A;

(2)
not engage in, or allow the employees of the Target Company, its Branches and Subsidiaries to engage in, any act or omission that may conflicts with the representations and warranties they mad in Article 6.2 of this Agreement;

(3)	disclose to Party A in written form once being aware of any act or omission that conflicts with their representations, warranties and obligations under this Agreement;

(4)
take all necessary actions to conclude the transactions under this Agreement, including but not limited to: (i) facilitate the Target Company to register the equity transfer and pledge with relevant administrative bureau for industry and commerce within five (5) days following the execution of this Agreement, (ii) ensure the aforementioned registration be completed within fifteen (15) days following the execution of this Agreement, and provide relevant documents to Party A. In the event that the Transferors fail to accomplish the aforementioned registration within ninety (90) days following the execution of this Agreement due to reasons attributable to the Transferors and/or the Company, Party A shall have the right to terminate this Agreement, and require the Existing Shareholders and the Target Company to compensate all the losses suffered by Party A.

(5)
in the event that any third party claim for the Target Company, its Branches or Subsidiaries, the Target Equity or Party A after Closing due to the Existing Shareholders’ failure to perform their obligations under this Agreement or other reasons attributable to the Existing Shareholders, the Existing Shareholders shall, upon request by Party A, take relevant actions to solve the aforementioned issues and bear all the relevant expenses.

(6)
ensure that the Target Company and its Branches and Subsidiaries operate their business in strictly compliance with applicable laws and regulations (including but not limited to relevant tax laws), duly pay relevant taxes, legally enjoy tax concessions and preference; ensure that the Target Company and its Branches and Subsidiaries will not be engaged in any act or omission that violates the relevant tax laws and regulations, or any act or omission that may have adverse effect on the operation of Target Company or its Branches or Subsidiaries;

(7)
facilitate the Target Company and its Branches and Subsidiaries to enter into written labor contracts with all of its employees. During the period that the Target Company is still under control of the Existing Shareholders, whether prior to or after Closing, if the Target Company and its Braches and Subsidiaries suffered any loss or penalty due to their failure to enter into written labor contracts with their employees, the Existing Shareholders shall compensate all the losses occurred thereby;

(8)
facilitate the Target Company and its Branches and Subsidiaries to fully pay social insurance and housing fund for its employees. During the period that the Target Company is still under control of the Existing Shareholders, whether prior to or after Closing, if the Target Company and its Branches and Subsidiaries suffered any loss or penalty due to their failure to duly pay social insurance or housing fund for its employees, the Existing Shareholders shall compensate all the losses occurred thereby;

(9)
facilitate the Target Company and its Branches and Subsidiaries to duly withhold and pay income tax for all of its employees. During the period that the Target Company is still under control of the Existing Shareholders, whether prior to or after Closing, if the Target Company and its Branches and Subsidiaries suffered any loss or penalty due to their failure to duly withhold and pay any income tax, the Existing Shareholders shall compensate all the losses occurred thereby;

(10)
upon mutual consent of the Existing Shareholders and Party A, update the key employees listed in Appendix after Closing. So long as Party A is a shareholder of the Target Company, the Existing Shareholders shall facilitate all the aforementioned key employees to continuously enter into labor contracts and confidentiality and non-competition agreements with the Target Company and its Branches and Subsidiaries and work for the Target Company and its Branches and Subsidiaries on a full-time basis; and

(11)
facilitate the Target Company to renew the Internet Content Provision License (“ICP License”) . During the period that the Target Company is still under control of the Existing Shareholders, whether prior to or after the Closing, if the Target Company suffered any loss or penalty due to their failure to renew the ICP License, the Existing Shareholders shall compensate all the losses occurred thereby.

8.2
Non-competition. So long as Party A is a shareholder of the Target Company, without prior written consent of Party A, each of the Existing Shareholders agree not to, and shall ensure her Related Parties will not, participate in the business competing with the Target Company during the period when he/she is a shareholder of the Company and within five (5) years following her ceasing to be a shareholder of the Company, including but not limited to the following (the Company and the Target Company mentioned below include its Branches and Subsidiaries):

(1)
The Existing Shareholders and their Related Parties shall not establish, substantial control or hold equity interest in the enterprises or any other entities that compete with the Target Company in any manner. The Related Parties of the Existing Shareholders’ above activities shall be deemed as the activities of Existing Shareholders;

(2)	The Existing Shareholders and their Related Parties shall not work in the enterprises and institutions which compete with the Target Company or act as a consultant to the aforementioned entities;

(3)
The Existing Shareholders and their Related Parties shall not induce any employee leaving the Target Company, joining in the enterprises, institutions or entities which are their affiliates, and shall not induce the customers of the Target Company to terminate cooperation with the Target Company;

(4)
The Existing Shareholders and their Related Parties shall not participate in the activities that will or may compete with the Target Company, deprive, impair or damage the Target Company’s business interest or business opportunities, or obtain revenue from the above activities;

(5)
The Existing Shareholders and their Related Parties shall not induce employees, service providers, business partners, consultants or agents which have established or intend to establish labor relations, service relations or agency relations with the Target Company to terminate the aforementioned relations, directly or indirectly, or induce the aforementioned person deciding not to or refuse to establish the aforementioned relations with the Target Company, or conduct any other actions that may have similar result;

(6)
The Existing Shareholders and their Related Parties shall not use or disclose to any other person the information regarding of the suppliers, customers, products, business and operation method of the Target Company;

(7)
The Existing Shareholders and their Related Parties shall not use or apply for registration any domain names, trademarks or trade names including “sooe” ,“搜易” or similar characters, or domain names, trade names, trademarks, service marks or designs similar to the aforementioned items (whether registered or not); and

(8)
The Existing Shareholders hereby agree and confirm that, in the event that any Related Party of the Existing Shareholders is in violation of the above non-competition obligations, the Existing Shareholders shall indemnify Party A for the losses incurred thereby.

Section 9 Party A’s Protective Rights

9.1	Information and Inspection Rights. The parties agree and confirm that Party A enjoys the following information and inspection rights:

(1)
Party A shall be provided with audited financial report of Target Company within ninety (90) days following the end of each fiscal year, the auditor shall be selected by Party A, and the accounting standard shall be recognized by Party A;

(2)	Party A shall be provided with unaudited monthly or quarterly financial report of Target Company within thirty (30) days after each fiscal quarter and each month;

(3)	Party A shall be provided with annual budget of the next fiscal year of the Company within thirty (30) days after the end of each fiscal year;

(4)	Party A shall be provided with business plan, internal record, confidential documents and other important information of the Company at the request of Party A; and

(5)
Party A shall have the right to inspect the Target Company’s equipments, financial books and record from time to time, communicate and discuss with the directors, senior managers, key employees, accountants, legal consultants and other relevant employees of the Company about the business, operation and other affairs of the Company.

9.2
Pre-emptive Right.  In the event that the Target Company increases its registered capital or undertakes other actions with the same effect as increasing the registered capital, the Target Companies shall first notice Party A in writing, and Party A shall have the pre-emptive right to subscribe all or part of the newly increased registered capital or to subscribe all or part of the newly issued equities under the same conditions within thirty (30) working days following receiving the aforementioned written notice, in which case, Party B shall guarantee relevant shareholder resolutions and legal documents be passed or executed. In the event that (i) Party A doesn’t execute the aforementioned pre-emptive rights within thirty (30) working days, or determines only to subscribe part of the aforementioned registered capital or equities, or informs the Company that it will not exercise the aforementioned pre-emptive rights within the thirty (30) working day period, and (ii) Party A or its appointed director approves the aforementioned capital increase, the Company may issue the remaining increased capital or equities to the third parties as approved by Party A.

9.3
Restriction of Equity Transfer of the Existing Shareholders.  Within three (3) years after the Closing, Party B shall not transfer or dispose any equity of the Target Company, including but not limited to direct or indirect transfer, donation, pledge, setting deposit or purchase right without prior written consent of Party A. Moreover, without prior written consent of Party A, Party B shall hold at least 30% equity of the Target Company after Closing, till the earlier of that (i) Party A no longer holds any equity of the Target Company, or (ii) Party A has acquired 100% equities of the Target Company.

9.4
  Right of First Refusal.  Subject to Article 9.3, Party A has the right of first refusal on any equities of the Target Company held by Party B.  In the event that Party B intends to transfer all or part of the Target Company’s equities to any thirty party, Party B shall first send a written notice (the “Transfer Notice”) to Party A, indicating the amount of equity to the transferred, price, transferee’s identity and other relevant terms and conditions.  Within thirty (30) business days after receiving the Transfer Notice, Party A shall have the right to (i) refuse to approve the transfer, or (ii) approve the sale and waive the right of first refusal, and specify whether to exercise the following co-sale rights, or (iii) approve the transfer and exercise the right of first refusal to purchase all or part of the equities to be transferred.  In the event of the situation provided under Article 9.3 where Party A approves the sale and waives the right of first refusal, and subject to Article 9.5, Party B shall have the right to transfer such equities at the price and conditions not favorable than those specified in the Transfer Notice within thirty (30) working days and shall complete relevant registration within sixty (60) working days. Otherwise, such equities to be transferred shall be again subject to Party A’s rights under Article 9.3 to Article 9.5.

9.5
Right of Co-Sale.  Subject to Article 9.3, in the event that Party B intends to transfer the equities of the Target Company and has obtained written consent from Party A, for the part of equities that Party A didn’t exercise the right of first refusal, Party A shall have the right to request the transferee also to purchase certain amount of the Target Company’s equity from Party A.  The amount of equity that Party A is entitled to request the transferee to purchase = the amount of equity to be transferred * the amount of equities held by Party A / the amount of equities held by Party A and Party B in the aggregate.  If the third party transferee refuses to purchase equities from Party A, Party B shall not transfer any equity to such third party.  If Party B breaches this article to transfer her equities of Target Company, Party A shall have the right to mandatorily transfer the equities held by it that was to be transferred to the third party to Party B at the same conditions and price and Party B shall not refuse.

9.6
Drag Along Right.  If Party A proposes or approves to transfer all its equities of the Target Company to third party or to sell all or substantial all of the Target Company’s assets, Party A shall have the right to request Party B to vote for such deal or to direct his representative in the board to vote for the deal.  Under such circumstance, Party B shall agree with the deal and transfer his equities to the purchaser at the same price and conditions, or approve and facilitate the Company to sell the assets, and consent to execute any necessary documents and adopt any necessary action.  If Party B breaches this article, due to which Party A is not able to transfer its equities, Party A shall have the right to transfer all of its equities in the Target Company to Party B and Party B shall not refuse.

9.7
In the event that the Company changes its form or is restructured into an offshore structure with consent of Party A, the protective rights of Party A as set forth in Section 9 and Party A’s rights and priority in the Company’s management system after Closing as set forth in Section 10 shall be reflected in the constitutional documents of the Company and the offshore holding company.

Section 10 Management System of the Company after Closing

10.1
The Shareholders’ Meeting.  After Closing, shareholders’ meeting consisting of Party A and Party B is the highest authority of the Company.  The quorum of the shareholders’ meeting shall be the presence of shareholders holding at least 50% of the equities of the Company. All the parties unanimously consent and confirm that without Party A’s consent, the Target Company and its Branches and Subsidiaries shall not, and Party B guarantees the Target Company and its Branches and Subsidiaries will not, undertake the following actions:

(1)	Merger, dissolution, liquidation and bankruptcy of the Company;

(2)	To approve, issue or purchase any kind of securities (including but not limited to equity, bond, stock, convertible note, etc.), warrant, option or similar rights of such securities;

(3)	To decrease Company’s registered capital or other action with similar effects;

(4)	To amend the articles of association or other constitutional documents of the Company;

(5)	Party B transfers any Target Company’s equity or pledge such equity (except when the pledgee is Party A or any third party designated by Party A), or dispose her equities in any other manner;

(6)	To sell or dispose all or part of Company’s major assets;

(7)
To acquire or merge with other companies or entities, to merge into other companies or entities, to merge with other companies or entities to form a new joint venture, to set up a new subsidiary, to set up the strategic partnership with one or more entities; or to acquire other entities’ all or major assets;

(8)	To declare or pay any dividend or bonus; and

(9)	To change the size of board.

10.2
The Board of Directors.  The parties hereby agree and confirm that the board of directors of the Company and its subsidiaries will be established and operated in accordance with the following terms and conditions:

(1)
The Constitution of Board of Directors.  The board of directors of the Company shall consist of three directors, two of which shall be appointed by Party A, and the other one shall be appointed by Party B.  If any director is unseated, dead or quits, the corresponding party appointed such director shall appoint a new director and the other parties shall cooperate to complete the relevant procedures.  Under the request of Party A, the board of directors of all subsidiaries of the Company shall maintain the same structure as the Company.

(2)
Term of Office.  The term of office of the directors is three (3) years, which can be extended if re-appointed.  Before such term expires, the party who appointed a director can change such director with or without a cause.

(3)
The Director’s Right of Inspection.  The director appointed by Party A has the right to inspect the books, accounts, assets and facilities of the Company and its subsidiaries.  The Company shall provide the materials regarding its business and financial conditions as requested by the directors.  A director shall have the right to submit such materials to the party who appointed him or her.

(4)
Chairman of the Board.  The Company and its subsidiaries shall have one chairman of the board.  If so required by Party A, the chairman shall be a director appointed by Party A.  In the event that the chairman cannot attend the board meeting, the chairman has the right to designate another director to perform his/her responsibility in such meeting.  If so required by Party A, the director appointed by Party A may take the position of legal representative of the Company and its Related Parties.

(5)	Veto Rights. The following issues shall not be approved without the consent of at least one director appointed by Party A:

a）	The engagement and removal of the independent auditor and its compensation;

b）	The amendment to the Company’s accounting standard and fiscal year;

c）	The amendment to Company’s Primary Business;

d）	Any unfair transactions beyond regular business scope;

e）	The approval of or amendment to the equity incentive plan or similar documents, and any amendment to the provisions and conditions of such documents;

f）
The appointment and removal of Company’s legal representative, chief executive officer, president, vice president, head of financial department and other senior managers, and approval of significant changes to the compensation and bonus of such senior managers;

g）	The approval of the annual budget of the Company;

h）	Setting deposit, pledge or any encumbrances on any asset of the Company;

i）	Any actions that will make the Company become guarantor of a third party;

j）	Any actions that will make the Company’s debts or capital expenditures exceed the amount specified in the annual budget.

(6)
The Quorum and Voting Right.  The quorum of the board of directors is two out of three.  The board meeting can only be convened and the resolution can only be approved when the quorum has been reached.  Each director shall be entitled to one vote.  Any director can authorize a proxy to attend any board meeting and vote on his/her behalf.  Unless otherwise specified in Article 10.1. (5) or by applicable laws or regulations, a majority of directors that are present in a duly convened board meeting shall be entitled to pass the board resolutions.

(7)
The Committees.  The board of directors of Company and its subsidiaries has the right to set up all kinds of committees at any time deemed to be appropriate (such as the compensation committee, etc.).  Party A has the right to designate at least one representative in any such committee.

10.3	Financial Controller. Party A has the right to propose the candidate of the financial controller of the Company and its subsidiaries, which shall be appointed by the board of directors.

Section 11 Default

11.1
Any party failing to fully perform the obligations under this Agreement, or any party breaching the representations and warranties, or any party’s representations and warranties are false, untrue, inaccurate or incomplete, will be deemed as a breach of this Agreement.  In the event that any party breaches this Agreement, which cause all or part of this Agreement cannot be performed, the breaching party shall be liable for the liabilities of breaches and shall compensate other parties’ losses so incurred (including relevant legal costs, attorney’s fees and other reasonable fees and expenses).  If more than one party breach this Agreement, each party shall be liable for its own default.

11.2
In the event that the Closing hereunder has not occurred because the precedent conditions as set forth in Article 5.1 hereof are not fully satisfied, the parties may negotiate to terminate this Agreement.  If this Agreement is so terminated, unless otherwise agreed by the parties, the parties shall adopt any necessary measures and execute any necessary documents to restore the equity structure of the Company, and the Transferors shall bear the obligation to unconditionally refund the Consideration already paid by Party A (including but not limited to the Deposit) as well as compensate all the losses of Party A incurred thereby.

Section 12 Termination of the Agreement

12.1	Besides according to other provisions hereunder, the parties can negotiate to terminate this Agreement and any and all losses incurred by such termination shall be borne by each party respectively.

Section 13 Confidentiality

13.1
The parties of this Agreement shall keep confidential the Trade Secrets in any forms obtained from other parties during the negotiation, execution and performance of this Agreement, the content of this Agreement and the potential cooperation among the parties.  Each party of this Agreement shall supervise and restrict its Related Parties, employees, agents, professional consultants and so on, only to access the aforementioned information under the same confidentiality obligation on a need-to-know basis.

13.2	The above restrictions shall not apply to any information:

(1)	that is publicly available at the time of disclosure due to no fault of the party receiving the information;

(2)	that is publicly available after disclosure due to no fault of the party receiving the information;

(3)	for which the receiving party can prove that it already processes such information before disclosure not by receiving from the other parties;

(4)
that any party shall disclose to relevant governmental authorities, stock exchanges and so on as required by applicable laws, or that any party shall disclose to its legal or financial consultants for normal business operation purposes; or

(5)	that is disclosed to any party’s professional consultants, bank or other financing institutions.

13.3	The parties of this Agreement shall cause its and its related parties’ shareholders, directors, managers and other employees to comply with the confidentiality obligations hereunder.

Section 14 Indemnity

14.1	Indemnity

（1）
The Existing Shareholders hereby agree that if Party A suffers any losses for any claim of liabilities, responsibility, obligation, liquidated damage, loss, judgment, lawsuit, procedure, arbitration, confiscation, cost and expenditure (including but not limited to litigation cost and reasonable attorney’s fees), due to Existing Shareholders’ violations, misrepresentation, breaches of this Agreement (including any Appendix hereto) or breaches any representations, warranties regarding the Existing Shareholders, Target Company and Target Equities specified in the materials, documents submitted according to this Agreement, the Existing Shareholders shall indemnify and hold harmless Party A from any losses incurred thereby.

（2）
The Existing Shareholders hereby agree that, if Party A suffers any losses for any pending or potential claim from third party against the Target Equity, responsibility, obligation, liquidated damage, loss, judgment, lawsuit, procedure, arbitration, confiscation, cost and expenditure (including but not limited to the costs paid by Party A enforce this article and reasonable attorney’s fees), due to the indebtness or liabilities of the Existing Shareholders and the Target Company and/or target equities before or at the time of Closing, the Existing Shareholders shall indemnify and hold harmless Party A from any losses incurred thereby.

Section 15 Force Majeure

15.1
The parties shall be exempted from corresponding liabilities for their failure to perform this Agreement due to force majeure.  Force majeure refers to any event, situation or state which is unforeseeable, unavoidable and unable to be reasonably controlled and which cannot be completely or partially avoided or overcome after reasonable and cautious measures so that it directly or indirectly prevents the performance of any major obligation under this Agreement, including but not limited to natural disaster, war, fire, explosion, earthquake, epidemic disease, flood and storm.  When any party under this Agreement is unable to perform the terms and conditions of this Agreement due to force majeure, the party shall notify the other party within fourteen (14) calendar days from the date when the force majeure occurs, and shall explains in detail the situations of force majeure in the notification. If there is any delay in performance or failure to perform due to force majeure, it shall not constitute default of the party, nor shall it constitute the basis for claiming any damage, compensation or punishment.  Under this circumstance, the parties shall take reasonable measures to perform the Agreement within the practical scope.  Once the event of the force majeure is removed, the affected party shall within fourteen (14) calendar days send other parties the notification about the removal of the force majeure and shall make sure the notification has been received by other parties.

15.2	If this Agreement can not be performed due to force majeure and the event of the force majeure lasts for more than six (6) months, the parties can negotiate to terminate this Agreement.

Section 16 Notice

16.1
Any notification or other documents sent out under this Agreement shall be in writing and shall be delivered to the addresses and/or fax numbers of relevant parties by personal delivery, by express mail or by fax.

16.2
If any notification or other document is delivered by personal delivery, it shall be deemed duly sent out when the recipient receives any notification or other document; if sent out by fax, it shall be deemed duly sent out when the return code or other confirmation signal is received; if sent out by express mail, it shall be deemed duly sent out seven (7) days after it is sent out.  When proving such notification has been sent out, relevant party needs only to prove corresponding notification has been placed or sent out to the addresses of the recipients or the party has duly filled in the addresses of the recipients on the letter and has been duly mailed the notification.

Section 17 Miscellaneous

17.1	Governing Law. This Agreement shall be governed by PRC laws and shall be explained and performed according to PRC laws.

17.2
Dispute Resolution.  All disputes related to this Agreement or arises during the performance of this Agreement shall be resolved through good faith negotiations.  In the event the parties fail to reach an agreement on the dispute within thirty (30) calendar days after any party's request to the other parties for resolution of the dispute through negotiations, any party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration.  The dispute shall be resolved in accordance with the then effective Arbitration Rules in Beijing. The arbitration tribunal shall consist of three arbitrators. The arbitration award shall be final and binding on the parties.

17.3	Effectiveness. This Agreement shall become effective upon the execution on the date first written above.

17.4
Entire Agreement. The appendix of this Agreement is an integral part of this Agreement, has the same legal effect as this Agreement and shall be binding on the parties.  In case any memorandum or agreement made prior to this Agreement conflicts with this Agreement, the terms of this Agreement shall prevail.  Any amendment or supplement to this Agreement shall be made by the parties in writing.

17.5
Waiver.  The failure or delay of any party in exercising its right or remedy specified in this Agreement and its amendments or supplements shall not constitute or be deemed as a waiver; the act of any single or partial exercise of the rights and remedies also shall not exclude the further exercise of the rights and remedies.

17.6
Severability. In the event that any term or provision of this Agreement is found to be invalid or unenforceable in any jurisdiction under any circumstance, the validity or enforceability of the remaining terms or provisions of this Agreement shall not be affected, neither shall the validity or enforceability of the remaining terms or provisions of this Agreement under other circumstances or in other jurisdictions be affected.

17.7
Further Assurance. The parties shall take and sign all other action, agreements, events and documents or cause the previous actions be taken or the previous documents be signed. If at any time after Closing, further actions are necessary in order to achieve the purpose of this Agreement.  Any party to the Agreement shall take such actions under the reasonable request of other parties (including signing and delivering documents and files), but the cost shall be bore by the requesting party (except when the requesting party has the right to request compensation according to the specifications of Section 14).

17.8
Announcement. The Company and the Existing Shareholders shall not make any statement or convey any information regarding any content of this Agreement to any other third party, including ( if applicable ) the termination of this Agreement and its reason without prior written approval of Party A.

17.9
Language and Counterparts. This Agreement is written in Chinese and shall be binding on the parties. This Agreement can be executed in several counterparts, each party having one counterpart and every counterpart shall be deemed as an original. All the counterparts shall be the one and same instrument.

17.10	Continued Effectiveness. Section 6, 11, 12, 13, 14, 16 and 17 shall survive the termination of this Agreement.

The following appendix is an integral part of this Agreement:

Appendix I List of Key Employees

(The following is left blank)

IN WITNESS WHEREOF, the parties have executed or have caused their authorized representatives to execute this Agreement as of the date first above written.

Party A: Business Opportunity Online (Hubei) Network Technology Co., Ltd. (seal)

Signature：______________

Title：

IN WITNESS WHEREOF, the parties have executed or have caused their authorized representatives to execute this Agreement as of the date first above written.

Party B:  Liu Yihong

Signature：_______________

IN WITNESS WHEREOF, the parties have executed or have caused their authorized representatives to execute this Agreement as of the date first above written.

Party C: Wei Yanmin

Signature：________________

IN WITNESS WHEREOF, the parties have executed or have caused their authorized representatives to execute this Agreement as of the date first above written.

Party D: Sou Yi Lian Mei Network Technology (Beijing) Co. Ltd. (seal)

Signature：_________________

Title：

Appendix I  List of Key Employee

Name	Indentify No.	Title
Liu Dai	211102197702180019	General Manager
Jia Huajun	340403197909211012	Deputy General Manager
Li Ping	131127198312157018	Manager of Optimization Department
Gao Yongxian	640321198409210542	Price Bidding Supervisor
Liu Hongyu	230502197907031521	Sales Manager
Xiao Yan	42220219820628082X	Sales Manager
Xu Haitao	230521198108161710	Sales Manager
Shao Hongmei	340121197906303129	Sales Manager
Chu Yaqiu	110221197607304829	Senior Client Service Manager
Cheng Hongyu	210302198306040916	Manager of Technology Department